Pursuant to Rule 424(b)(3)
                                                           File No. 333-53859-02



       SUPPLEMENT, DATED AS OF DECEMBER 15, 1999, TO PROSPECTUS SUPPLEMENT
          DATED OCTOBER 15, 1999 AND PROSPECTUS DATED OCTOBER 15, 1999

                                   $23,359,000
                    COMMERCIAL MORTGAGE ASSET TRUST ("CMAT")
          Commercial Mortgage Pass-Through Certificates, Series 1999-C2
                                     Class B

      The Prospectus Supplement, dated October 15, 1999 (the "Prospectus Supplement") is hereby amended and supplemented by this Supplement (the "Supplement") as indicated below. Terms used herein and not otherwise defined have the meanings given them in the Prospectus Supplement.

      As described in the Prospectus Supplement, the Trust Fund issued Commercial Mortgage Asset Trust, Commercial Mortgage Pass-Through Certificates, Series 1999-C2, which include the Class B Certificates (the "Class B Certificates").

      $23,359,000 of Certificate Balance of the Class B Certificates (the "SAT Class B Certificates") were acquired by Subordinate Assets Trust ("SAT"), an affiliate of the Depositor, from the Depositor in connection with the initial issuance of the Class B Certificates. SAT intends to sell the SAT Class B Certificates (the "SAT Class B Offered Certificates") to Nomura Securities International, Inc. ("NSI"). NSI intends to resell the SAT Class B Offered Certificates pursuant to this Supplement and the accompanying Prospectus Supplement and Prospectus.

      Because this Supplement is being used in connection with the offer and sale of the SAT Class B Offered Certificates by NSI, the following portions of the Prospectus Supplement do not apply and are deemed deleted from such document:

      (a) the pricing table and related footnotes on the cover page of the Prospectus Supplement;

      (b) the references to "Goldman, Sachs & Co" and "Donaldson, Lufkin & Jenrette" at the bottom of the cover page of the Prospectus Supplement;

      (c) the seventh paragraph on the cover page of the Prospectus Supplement, with respect to the delivery of the Certificates by the Underwriters;

      (d) the text under the caption "Underwriters" in the "Summary of Prospectus Supplement" on page S-10 in the Prospectus Supplement;

      (e) the "Use of Proceeds" section on page S-147 of the Prospectus Supplement; and

      (f) the "Underwriting" section on page S-153 of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

      This Supplement and the accompanying Prospectus Supplement and Prospectus are being used by NSI in connection with the offer and sale of the SAT Class B Offered Certificates. The Depositor will not receive any proceeds from such transaction. NSI will purchase the SAT Class B Offered Certificates from SAT at 97.296875% of the aggregate principal balance thereof and will resell the SAT Class B Offered Certificates at a negotiated price. NEITHER GOLDMAN, SACHS & CO. NOR DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ARE ACTING AS UNDERWRITERS, AGENTS OR BROKERS WITH RESPECT TO THE OFFER AND SALE OF THE SAT CLASS B OFFERED CERTIFICATES AND ARE NOT RESPONSIBLE FOR THE CONTENT OF THIS SUPPLEMENT OR THE ATTACHED PROSPECTUS SUPPLEMENT OR PROSPECTUS IN CONNECTION WITH SUCH OFFER AND SALE. NSI is an affiliate of SAT and the Depositor.

                      NOMURA SECURITIES INTERNATIONAL, INC.